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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 16, 2001, with respect to the financial statements of DonJoy, L.L.C. included in the Registration Statement (Form S-1) and related Prospectus of dj Orthopedics, Inc., for the registration of shares of its common stock expected to be filed with the Securities and Exchange Commission on or about August 24, 2001.

    Our audits also included the financial statement schedule of DonJoy, L.L.C. for the three years ended in the period December 31, 2000 listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /S/ ERNST & YOUNG LLP

San Diego, California
August 23, 2001